Eaton Vance

Offer to Exchange Eaton Vance Corp. Deferred Stock Awards related to Parametric Phantom Incentive Units

September 13, 2019
September 18, 2019

Table of Contents

Page #

Meeting Overview:

- What is the Offer to Exchange ("Offer")?
- Why is Eaton Vance Corp. ("EVC") making the Offer?
- History of Phantom Incentive Units ("Phantom Units")
- Review Hypothetical Example – Calculation of Exchange Ratio
- Key Dates of the Offer to Exchange and Additional Information
- Questions

The terms of the Offer are exclusively governed by the documents filed with the SEC. Nothing in this presentation may be construed as modifying or changing such documents.

What is the Offer to Exchange?:

- Offer by EVC to exchange your outstanding Deferred Stock Awards related to Phantom Units for EVC RSAs
- Amended Offer, which increases the consideration being offered, was filed with the SEC and distributed to holders on Tuesday, September 10, 2019
- Offer must be open for at least 20 business days from when it commenced (August 28, 2019) and is currently scheduled to close on Friday, September 27, 2019 at 7pm (EST)
- Election to participate in the Offer is voluntary, and if you elect to participate, your existing awards will be exchanged for EVC RSAs
- If you do not participate in the Offer, your existing awards will continue to be governed by the existing plan document and its terms

Why is Eaton Vance Corp. making the Offer to Exchange?:

- EVC recently announced a strategic realignment amongst certain affiliates. The goal of the realignment is to strengthen the companies' leadership positions within various investment disciplines
- Part of the realignment contemplates a contribution of certain assets from Eaton Vance Management ("EVM") to Parametric in exchange for newly issued Parametric equity
- These changes may impact Parametric's standalone financial position and per unit value
- The Offer is intended to better align Parametric's employees' long-term compensation programs with the realigned businesses. The realignment is intended to support the combined growth of all affiliates

See Q2 under the heading "Summary Term Sheet and Questions and Answers" within the Offer to Exchange.

History of Phantom Incentive Units:

- Four grants of Eaton Vance Deferred Stock Awards relating to Phantom Incentive Units have been issued under:
  - ✓ 2016 Parametric Phantom Incentive Plan (“2016 Plan”)
  - ✓ 2018 Parametric Phantom Incentive Plan (“2018 Plan”)
- Under the 2016 Plan, 1 Phantom Unit is equivalent at vesting to 1 Parametric Unit
- Under the 2018 Plan, 100 Phantom Units are equivalent at vesting to 1 Parametric Unit
- Units under each plan vest over 5-years (10% / 15% / 20% / 25% / 30%)

See Q2 under the heading “Summary Term Sheet and Questions and Answers” within the Offers to Exchange.

Hypothetical Example - Calculation of Exchange Ratio and Exchange into Restricted Stock Awards

	Phantom Units		
Grant Date	Granted	Vested and Previously Settled	Outstanding and Unvested
November 1, 2016	111.00	28.00	83.00
November 1, 2017	147.00	15.00	132.00
January 10, 2018	67.00	7.00	60.00
November 1, 2018	16,829.00	0.00	16,829.00

Grant Date	(a) Estimated Fair Value of Phantom Unit [1]		(b) EVC Share Price July 19, 2019		(c) = (a / b) Conversion Ratio [1]		(d) Equivalent Phantom Units [1]		(e) = (c * d) Calculate RSA Exchange [2]	RSAs Granted (Rounded) [2]
November 1, 2016							83.00		5,501.24	5,502.00
November 1, 2017	$2,939	/	$44.34	=	66.2800	x	132.00	=	8,748.96	8,749.00
January 10, 2018							0.60		39.77	40.00
November 1, 2018							168.29		11,154.26	11,155.00
									25,444.23	25,446.00

Comments:

1. Phantom Units granted on January 10, 2018 and November 1, 2018 are divided by 100 to create Phantom Units equivalent to one (1) Parametric Unit
2. Calculated RSA exchange amounts (column e) are rounded up upon grant

Key Features of Newly Granted RSAs

1. Upon exchange, all fractional RSAs will be rounded up to the next full RSA
2. Vesting of RSAs will retain the original award life and methodology of the Phantom Units
3. Unvested RSAs will be forfeited if a participant does not remain an employee of Parametric or an affiliate of Eaton Vance through vesting
4. Dividends on RSAs will start to accrue upon issuance, which is currently scheduled for September 27, 2019 for electing participants, unless the Offer is extended
5. Accrued dividends are paid upon vesting of RSAs

Hypothetical Vesting Schedule of Newly Granted RSAs

Residual Vesting Schedule of Phantom Units at Exchange

Grant date	11/1/2019	11/1/2020	11/1/2021	11/1/2022	11/1/2023	Percentage Unvested
November 1, 2016	20.0%	25.0%	30.0%	0.0%	0.0%	75.0%
November 1, 2017	15.0%	20.0%	25.0%	30.0%	0.0%	90.0%
November 1, 2018	10.0%	15.0%	20.0%	25.0%	30.0%	100.0%

Vesting Schedule for Originally Granted Phantom Units

Grant date	Outstanding and Unvested	11/1/2019	11/1/2020	11/1/2021	11/1/2022	11/1/2023	Total Units
November 1, 2016	83	22	28	33	0	0	83
November 1, 2017	132	22	29	37	44	0	132
November 1, 2018	16,829	1,683	2,524	3,366	4,207	5,049	16,829

Vesting Schedule for Newly Granted RSAs

Grant date	RSAs Granted (see slide)	11/1/2019	11/1/2020	11/1/2021	11/1/2022	11/1/2023	Total Units
November 1, 2016	5,502	1,467	1,834	2,201	0	0	5,502
November 1, 2017	8,749	1,458	1,944	2,430	2,917	0	8,749
November 1, 2018	11,155	1,116	1,673	2,231	2,789	3,346	11,155

Note:
For simplicity of the above hypothetical example, the January 10, 2018 Phantom Units are not shown. These awards will continue to vest over their remaining life in the same manner illustrated above, with annual vesting occuring on January 10th.

Hypothetical Example – Accrual of Dividends on Restricted Stock Awards

Grant Date	Granted EVC RSAs	RSA Vesting Schedule 11/1/2019	11/1/2020	11/1/2021	11/1/2022	11/1/2023
November 1, 2016	5,502.0	1,467.0	1,834.0	2,201.0	-	-
November 1, 2017	8,749.0	1,458.0	1,944.0	2,430.0	2,917.0	-
November 1, 2018	11,155.0	1,116.0	1,673.0	2,231.0	2,789.0	3,346.0
Totals	**25,406.0**	**4,041.0**	**5,451.0**	**6,862.0**	**5,706.0**	**3,346.0**

Accrued dividends per RSA		11/1/2019	11/1/2020	11/1/2021	11/1/2022	11/1/2023
11/1/2019[1]		$ 0.385	$ 0.385	$ 0.385	$ 0.385	$ 0.385
11/1/2020		$ -	$ 1.579	$ 1.579	$ 1.579	$ 1.579
11/1/2021		$ -	$ -	$ 1.736	$ 1.736	$ 1.736
11/1/2022		$ -	$ -	$ -	$ 1.910	$ 1.910
11/1/2023		$ -	$ -	$ -	$ -	$ 2.101
		$ 0.385	$ 1.964	$ 3.700	$ 5.610	$ 7.711
Total value	$ 95,457.31	$ 1,555.79	$ 10,703.04	$ 25,388.37	$ 32,009.72	$ 25,800.40

Notes:

1. The November 1, 2019 accrued dividend is solely attributable to the fourth quarter of fiscal 2019, as the RSAs would be granted during that quarter. All other periods reflect a full year of dividends.
2. Vesting schedule retains original award life and methodology
3. Assumes for illustrative purposes that EVC dividend rate grows at 10% per year, which is the 5-year average. Actual results may differ materially.
4. The payment of accrued dividends are treated as W2 compensation and paid through the payroll department

Key Dates of the Offer to Exchange:

- August 28th – Documents for the Offer first provided to participants
- September 10th – Amended and Restated documents for the Offer provided to participants
- September 13th – Town Hall meeting to provide information and answer questions
- September 18th – Town Hall meeting to provide information and answer questions
  (Note: This meeting will be substantially similar to the one on September 13th)
- September 27th – Final date to elect to participate or revoke election (7:00pm EST)

Additional Information:

- Election or revocation forms must be sent to email specified in the election form
- Participants can view existing awards online via their Schwab account

Eaton Vance
Two International Place
Boston, MA 02110
800-836-2414
eatonvance.com

Questions

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